January 13, 2014

Mr. Jerry Pane
CEO/Chairman
U.S. Precious Metals, Inc.
176 Route 9 North
Suite 306 Marlboro, NJ 07728

RE: Development Update

Dear Mr. Pane:

I would like to provide an update pertaining to the mining development of the USPR property in Mexico. I have been studying the property, core samples, and drilling programs with Mr. Serrat, Mr. Figueredo, and my partners for the pst eighteen (18) months. As you know, we successfully completed Phase 1 pursuant to our Joint Venture in September of 2013, and immediately worked to procure the fieldwork as part of Phase 2. As we have spent a great deal of time on the property, we compared our inclinations to those of the original report. While we were extremely pleased with the original results as they exceeded expectations with relation to most areas, we knew there were some areas with exceptional anomaly strength as compared with the report due to our analysis the site. We have compared the results from our internal review and analysis of the property and knew there were some potential anomalies not fully reflected in the report. As it turns out, our predispositions were accurate. Upon contacting the satellite company, they explained that the original report was 2 satellite shots at a 1:6000 scale. Now while they normally do not do this, and at our urging based on the above referenced inclination, they generated another report at 1:2000 scale at our request. They did so based on our commitment to them from the upcoming fieldwork and as part of their guarantee and commitment to the reliability of the results in the area surveyed.

Obviously, a 1:2000 scale report takes a more intense imaging of the property. I am pleased to now announce that the original results were exceeded by the results from the 1:2000 scale report. In the two new spectrographs, at 1:2000 scale, many small anomalies were detected, which were not identified at 1:6000 scale. Among the information uncovered were many new small anomalies, some of which were found in 1:6000 scale report as part of a single anomaly and others newly discovered, which shows that when more detailed study (scale) is performed, more information on the distribution of the mineralization can be identified. Contours at 1:2000 scale anomalous areas were drawn, but in order to map all of the contours, a more detailed response signal strength would be necessary with use of a smaller scale (1:1000). Also in the report, a red dot has been placed where areas have been detected as having a greater intensity tan originally indicated and the new anomalies can be seen in yellow as laid on top of grey areas from the previous report. I have been assured by the company that we would likely find more anomalies at 1:1000 scale, but additional costs would be associated. It seems to me that we have more than enough information to simply move forward with Phase 2 and the groundwork instead of performing more shots of the same area. While the original report confirmed previous areas indicated in the previous drilling programs and new ones to our delight, this 1:2000 scale report uncovered even new areas of high intensity gold reserves. The satellite imaging covered 2,134 acres now detecting roughly 71 gold anomalies.

As with any company looking to perform fieldwork in a foreign country, CTAC wanted to ensure security measures were in place for its personnel. This was obviously a reasonable request. Upon making several trips to Mexico in the last several months, we feel all of the security concerns have been subdued and measures have been taken for the company to safely and effectively perform their duties. Additionally, in December, I started the process of procuring VISAs and necessary arrangements for the group to make its way to the site. Among the items to begin in the next few weeks are, a.) Forming short-pulsed electromagnetic fields (FSPEF) and b.) Vertical electric resonance sounding (VERS). These two technologies work in conjunction to create a reserve estimate. FSPEF fieldwork is even more detailed than the before mentioned 1:2000 scale imaging results we received. FSPEF fieldwork identifies mineralization on a grid spanning approximately every 30 feet, thus truly honing in on the proven deposits. The VERS component of the technology identifies the volume and depth of mineralization on all areas of interest, thus providing us with a proven reserve estimate in grams per ton of ore body at the conclusion of the fieldwork results. As noted in my previous update, the satellite company has guaranteed the results as, if gold is not found in the applied technology areas of interest, they will refund all of the money spent for the services, which I believe is a testament to their confidence in the technology. Additionally, we have been in contact with relevant government bodies regarding road permits, hauling routes, on-site availability of base-camp essentials, environmental requirements, as well as other issues associated with the company matriculating Phase 2 development. We obviously feel that receiving and analyzing the 1:2000 scale results was critical to furthering our assessment of the strength of certain areas and now that security measures have been taken, we are anxiously awaiting the fieldwork results and creation of a mining plan for the areas of high intensity gold deposits. I will keep you apprised as to any updates regarding our new plans for constructing a larger facility onsite as they come available.

In closing, I am pleased and would like to express my satisfaction with your restructuring of some of your previous transactions; in specific the RTC transaction. Moreover, the fact that the company now has a facility to process its ore concentrates, we will work with dispatch to begin a small scale revenue operation and deliver concentrates to your contracted processing counter-party in California. We feel that these new beginnings only strengthen the company's position, and continue to look forward with avid expectation to a long and prosperous business relationship between our two companies and years of productive mining. Should you desire any further update or have any other questions, please do not hesitate to contact me.

Kindest Regards,

George Mesa
President/CEO
Mesa Acquisitions Group.
28th Floor
Miami, FL 33131
Tel: (305) 909-6808
Dir: (305) 420-8222
Fax: (305) 513-5131